UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Actavis plc

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Explanatory Note: As part of Actavis plc’s (“Actavis,” the “Company,” “we,” and “our”) engagement with shareholders in connection with the 2015 Annual General Meeting of Shareholders to be held on June 5, 2015 (the “AGM”), Actavis has prepared the talking points below to facilitate discussions with shareholders regarding two shareholder proposals (Proposal No. 6 – Sustainability Reporting and Proposal No. 7 – Executives to Retain Significant Stock), each as set forth in our Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 24, 2015 (the “Proxy Statement”). As a reminder, the AGM will be held at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, at 8:30 a.m. local time. For information on how to vote your shares, please refer to the Proxy Statement or visit www.proxyvote.com and enter your control number.

Proposal No. 6 – Sustainability Reporting

The Company, a global leader in pharmaceuticals, recognizes the importance of environmental, social and governance (“ESG”) considerations and devotes significant resources to environmental sustainability reporting, in particular through its submission of ESG performance reports through the CDP (formerly the Carbon Disclosure Project). The Company’s commitment to sustainability principles is further reflected through numerous achievements, a number of which are described below:

•	Actavis has submitted Investor CDP (Climate Change) reports to the CDP since 2009. Following our acquisition of Allergan, Inc. (“Allergan”), which closed in March 2015, we intend to submit Investor CDP reports with respect to the combined company going forward.

•	In 2014, the Company received a disclosure score of 93B with respect to its 2014 Investor CDP (Climate Change) report, the third highest score of all of the pharmaceutical companies rated in the 2014 CDP report, ahead of Pfizer Inc., Merck & Co., Inc., Amgen, Inc., Celgene Corporation, Biogen Idec Inc. and Eli Lilly & Co. Our annual disclosure scores, which have improved each year, are disclosed on the CDP website. Our full reports are currently accessible by the CDP’s institutional investor signatories and can be accessed by other entities which register as signatories of the CDP at no cost.

•	In 2014, Allergan received a disclosure score of 90B with respect to its 2014 Investor CDP (Climate Change) report.

•	Allergan was named by Newsweek magazine as the #1 greenest company in the United States in its 2014 annual list that ranks the world’s largest companies on their corporate sustainability and environmental impact initiatives. Actavis was ranked as the 44th greenest company in the United States and the 71st greenest company in the world, ahead of such leading global companies as Apple, Toyota and Microsoft, among others. The World’s Greenest Companies list is a widely recognized indicator of company commitment to sustainability performance.

•	In addition to its commitment to environmental sustainability reporting, Actavis is committed to tangible results, as illustrated by the Company’s reduction of greenhouse gas emissions intensity (CO2 E emissions per sales) by 17% in 2014 compared to 2013.

•	As described in the Proxy Statement, our recent acquisition of Allergan only strengthens our commitment to sustainability and further augments our team focused on sustainability efforts. In acquiring Allergan, we acquired a company that had an impeccable record of and commitment to sustainability and corporate social responsibility, for which it was awarded the Energy Star Partner of the Year and Sustained Excellence from the USEPA for energy efficiency in 2014 based on 2013 performance.

•	Additional accomplishments are described both in the Proxy Statement and in the “Responsibility” section of our corporate website.

While the Company agrees with the principles on which the shareholder proposal is based, the Company already devotes significant resources to sustainability reporting and demonstrates its commitment to environmental considerations by continuing to submit ESG performance reports to the CDP. The Company’s commitment is further evidenced by the numerous sustainability improvements and accomplishments the Company and Allergan have made to date.

Therefore, we believe the shareholder proposal should be rejected. The Board unanimously recommends that you vote “AGAINST” this shareholder proposal.

Proposal No. 7 – Executives to Retain Significant Stock

The Company’s current stock ownership guidelines require each executive officer to hold ordinary shares with a value equal to or more than a specified multiple of his or her base salary. Under current guidelines, the multiple for our CEO is 4x base salary and for other Named Executive Officers (each, an “NEO”) is 2x base salary.

Our executives have a culture of share ownership and this sets a tone for the entire Company. Currently, our NEOs (except one new NEO who only joined our Company several months ago) hold shares in excess of the guidelines, as shown in the following chart, which is found on page 34 of the Proxy Statement.

The table above reflects ownership as of March 20, 2015, assuming a stock price of $317.06. Shares counted toward the share ownership requirements include: (i) vested ordinary shares held of record or in a brokerage account by the individual or his or her spouse; and (ii) unvested restricted shares. Outstanding stock options and performance awards with respect to which the actual number of shares to be awarded have not yet been determined do not count toward satisfaction of the ownership requirements.

Our Compensation Committee regularly considers the stock ownership of executives and all pay practices that promote a longer-term focus and alignment with shareholders. As part of these efforts, the Compensation Committee is committed to reviewing our current ownership guidelines against industry best practice.

Based on our strong NEO stock ownership, as well as our current stock ownership guidelines, we believe the shareholder proposal should be rejected. Therefore, the Board unanimously recommends that you vote “AGAINST” this shareholder proposal.